Exhibit 99.1

Juniper Pharmaceuticals Announces 4.5-Year Extension

through 2024 of CRINONE® Supply Agreement with Merck

KGaA, Darmstadt, Germany

BOSTON, January 08, 2018 — Juniper Pharmaceuticals (Nasdaq:JNP), a diversified healthcare company focused on women’s health, today announced the extension of its supply agreement for CRINONE® (progesterone gel) with an affiliate of Merck KGaA, Darmstadt, Germany. The amended agreement extends the supply term an additional 4.5 years and at least through to December 31, 2024. The current term was due to expire in May 2020. Merck KGaA, Darmstadt, Germany has marketing rights worldwide except the United States, where CRINONE® is marketed by Allergan plc.

“Our longstanding collaboration with Merck KGaA, Darmstadt, Germany to supply CRINONE® progesterone gel for sale outside of the U.S. remains an extremely important core business for us. We anticipate approximately 20% growth in 2017, and expect continued long-term growth throughout the extension period,” said Alicia Secor, Juniper’s President and CEO. “The expansion of this relationship with Merck KGaA, Darmstadt, Germany has been a strategic priority for us, and we look forward to continuing to work with the Merck KGaA Darmstadt, Germany team to support the long-term potential of this product.”

Under the terms of the amended license and supply agreement, Juniper will remain the supplier of CRINONE® to Merck KGaA, Darmstadt, Germany and will continue to sell CRINONE® to Merck KGaA, Darmstadt, Germany for the more than 90 countries outside of the U.S. where CRINONE® is sold. The agreement also sets from 1 July 2020, a volume tiered, fixed price per unit with minimum annual volume guarantees. In addition, Juniper has committed to increase the capacity of its supply chain in line with the projected growth of the product.

Juniper previously reported that CRINONE® product revenues increased 19% year-over-year in the third quarter of 2017. The Company recently announced that it expects continued strong double-digit revenue growth for its core business, CRINONE® and JPS, in 2018.

About CRINONE®

CRINONE® 8% (progesterone gel) is a bioadhesive progesterone vaginal gel indicated for progesterone supplementation of the luteal phase in women as part of an ART (assisted reproductive technology) procedure, among other indications depending upon the country.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc. core businesses include its CRINONE® (progesterone gel) franchise and Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients. The Company is also leveraging its differentiated intravaginal ring technology, which offers the potential to address unmet needs in women’s health. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and EU.

CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan plc in the U.S.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to anticipated demand and growth rates for Juniper’s core businesses, CRINONE and JPS, and Juniper’s intention to expand the capacity of its CRINONE supply chain to meet anticipated demand in future periods. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the drug development process generally, including the outcomes of planned clinical trials and the regulatory review process; the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Juniper Pharmaceuticals’ ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Juniper Pharmaceuticals’ ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Juniper Pharmaceuticals’ dependence on third parties. For a discussion of certain risks and uncertainties associated with Juniper Pharmaceuticals’ forward-looking statements, please review the Company’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2016 and subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. These statements are based on management’s current expectations and Juniper Pharmaceuticals does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

Investor Contact:

Argot Partners

Laura Perry or Heather Savelle

212-600-1902

laura@argotpartners.com

heather@argotpartners.com

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